EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57163, 333-00333, 333-21815, 333-47369, 333-68969, 333-82935, 333-38616, 333-53180, 333-97599, 333-101440, and 333-100755 on Form S-8 and Registration Statement No. 333-128130 on form S-3 of our reports dated September 12, 2006 relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment), and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2006.

Deloitte & Touche LLP

San Jose, California
September 12, 2006